Exhibit 99.1

Press Release	Source: Cornell Companies, Inc.

Cornell Companies, Inc. Names James E. Hyman Chief Executive Officer
Tuesday January 18, 7:30 am ET

HOUSTON, Jan. 18 /PRNewswire-FirstCall/ — Cornell Companies, Inc. (NYSE: CRN - News), a leading provider of privatized adult and juvenile correctional, treatment and educational services, announced today that James E. Hyman has been named Chief Executive Officer and has been appointed to the company’s board of directors. Hyman succeeds Harry J. Phillips, Jr., who has served as Chief Executive Officer since 2003. The executive changes are effective on January 24, 2005.

“The board and I are confident that James is the right leader for Cornell,” said Anthony R. Chase, lead director of the board of directors and chairman of the Nominating Committee. “As we announced several months ago, the board has been conducting a careful search and this is the right decision for Cornell and all of its shareholders. James brings more than 20 years of experience to Cornell in operations, finance, process management and mergers and acquisitions. His clear track record of leadership will help us continue on our mission of growing the company and implementing our strategic business plan.”

Phillips stated, “I am confident that as CEO, James will lead Cornell’s extraordinary team of people to further improve our company and enhance shareholder value.”

“Under Harry’s leadership, Cornell’s operations have reached the stability that the company was working towards,” said Hyman. “Among his legacies as CEO, Harry leaves a strong pipeline of new projects with significant revenue potential. I am committed to building on this foundation to increase shareholder value.”

Hyman has most recently been a Senior Managing Director with FTI Palladium Partners, the interim management business of FTI Consulting, Inc. (NYSE: FCN - News). Hyman was also a partner with Sandhurst Capital, LLC, a merchant bank based in Connecticut, where he was responsible for mergers and acquisitions and raising equity for small-cap public and private companies. From 1999 through 2002, Hyman was with Starwood Hotels & Resorts Worldwide, Inc., where as Executive Vice President, he led the design and global implementation of Starwood’s Six Sigma process improvement initiative. At Starwood, Hyman also had responsibility for Design & Construction, Strategic Sourcing and Starwood’s timeshare business.

Prior to Starwood, Hyman was President of a European asset-leasing subsidiary of GECapital, and was a consultant with McKinsey & Company where he specialized in clients in the defense and utilities industries. Mr. Hyman started his career at JPMorgan, has an MBA with distinction from the Harvard Business School and an AB with honors from the University of Chicago.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell ( http://www.cornellcompanies.com ) has 69 facilities in 16 states and the District of Columbia with 4 facilities under development or construction. Cornell has a total service capacity of 18,115, including capacity for 2,138 individuals that will be available upon completion of facilities under development or construction.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) Cornell’s ability to win new contracts and to execute its growth strategy, (3) risks associated with acquisitions and the integration thereof

(including the ability to achieve administrative and operating cost savings and anticipated synergies), (4) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (5) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (6) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (7) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (8) Cornell’s ability to complete the construction of the Moshannon Valley Correctional Center as anticipated, (9) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (10) the availability of financing on terms that are favorable to Cornell, (11) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations, and (12) the effectiveness of Cornell’s internal controls over financial reporting and the ability to certify the effectiveness thereof and to obtain a favorable attestation of the Company’s auditors regarding Cornell’s assessment of its internal controls.